Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 12, 2013

Relating to Preliminary Prospectus dated September 3, 2013

Registration No. 333-189838

OCI Resources LP

Issuer Free Writing Prospectus

5,000,000 Common Units

Representing Limited Partner Interests

This free writing prospectus relates only to the initial public offering of common units representing limited partner interests of OCI Resources LP and should be read together with the preliminary prospectus dated September 3, 2013 relating to this offering (the “Preliminary Prospectus”), included in Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-189838) (the “Registration Statement”) relating to such securities. On September 10, 2013, we filed Amendment No. 5 to the Registration Statement reflecting substantially the same changes as are included in this free writing prospectus. The information in this free writing prospectus updates and supersedes certain unaudited pro forma financial information in the Preliminary Prospectus.

Pages F-11 and F-14-15:

•                  Unaudited pro forma net income per common and subordinated unit—basic and diluted for the year ended December 31, 2012 was $2.77 (not $2.62).

•                  Unaudited weighted average common and subordinated units outstanding—basic and diluted for the year ended December 31, 2012 was 18,860,900 (not 19,950,000).

•                  The unaudited pro forma information above assumes 399,000 general partner units, 9,775,500 subordinated units and 8,686,400 common units were outstanding for the year ended December 31, 2012. Such common units consist of (i) the 4,775,500 common units held by OCI Wyoming Holding Co. and (ii) the 5,000,000 common units expected to be issued in the initial public offering of the Partnership, reduced by 1,089,100 common units to 3,910,900 common units, which is the number of common units that the Partnership would have been required to issue to fund the $88.1 million distribution described elsewhere in the financial statements (the “Distribution”) (calculated by dividing the Distribution, less the net earnings of $21.8 million and plus underwriting discounts and commissions and other offering costs of approximately $11.9 million (the “Expenses”), by an estimated issuance price of $20.00 per common unit (the “Price”)), less net earnings of the Partnership available to pay such distribution on a pro forma basis. Net earnings is calculated after giving effect to distributions already made during the year ended December 31, 2012.

Pages F-28 and F-32:

•                  Unaudited pro forma net income per common and subordinated unit—basic and diluted for the six months ended June 30, 2013 was $0.75 (not $0.74).

•                  The unaudited pro forma information above assumes 399,000 general partner units, 9,775,500 subordinated units and 9,775,500 common units were outstanding for the six months ended June 30, 2013. Such common units consist of (i) the 4,775,500 common units held by OCI Wyoming Holding Co. and (ii) the 5,000,000 common units expected to be issued in the initial public offering of the Partnership. The number of common units that the Partnership would have been required to issue to fund the Distribution is limited to the 5,000,000 common units of this offering and is calculated by dividing the Distribution, plus the shortage of net earnings of $8.4 million and the Expenses, by the Price. Net earnings is calculated after giving effect to distributions already made on a rolling 12-month basis.

OCI RESOURCES LP HAS FILED A REGISTRATION STATEMENT (INCLUDING A PRELIMINARY PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PRELIMINARY PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS OCI RESOURCES LP HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT OCI RESOURCES LP AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, OCI RESOURCES LP, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PRELIMINARY PROSPECTUS IF YOU REQUEST IT BY CALLING CITIGROUP GLOBAL MARKETS INC. TOLL-FREE AT (800) 831-9146 OR GOLDMAN, SACHS & CO. TOLL-FREE AT (866) 471-2526.